Filed pursuant to Rule 424(b)(2)

Registration No. 333-85648

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 15, 2002

$700,000,000

$500,000,000 4.85% Fixed Rate Notes Due January 15, 2011

$200,000,000 Floating Rate Notes Due June 10, 2005

We will pay interest on the Fixed Rate Notes Due January 15, 2011, which we refer to as the “Fixed Rate Notes,” each January 15 and July 15. The first interest payment will be made on July 15, 2004. The Fixed Rate Notes will mature on January 15, 2011. We may redeem some or all of the Fixed Rate Notes at any time at our option.

The Floating Rate Notes Due June 10, 2005, which we refer to as the “Floating Rate Notes,” will bear interest at a rate per annum equal to the then applicable U.S. dollar three-month LIBOR rate plus 0.47%, payable quarterly in arrears on March 10, 2004, June 10, 2004, September 10, 2004, December 10, 2004, March 10, 2005 and June 10, 2005, as more fully described in this prospectus supplement under the heading “Description of the Notes” beginning on page S-6. The Floating Rate Notes will mature on June 10, 2005. The rate of interest on the Floating Rate Notes will be reset quarterly. We may redeem some or all of the Floating Rate Notes at any time on or after June 10, 2004. We describe the redemption price for the Floating Rate Notes in this prospectus supplement under the heading “Description of the Notes – Optional Redemption” beginning on page S-7.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to Raytheon Company
Per Fixed Rate Note	99.78%	0.625%	99.155%
Per Floating Rate Note	100.00%	0.220%	99.780%
Total	$698,900,000	$3,565,000	$695,335,000

(1)	Plus accrued interest, if any, from December 10, 2003, if settlement occurs after that date.

Investing in our Fixed Rate Notes and/or our Floating Rate Notes, which we refer to collectively as the “Notes,” involves risks. See “Risk Factors” beginning on page 3 of the accompanying prospectus to read about risks you should consider before buying our Notes.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are offered, subject to prior sale, when, as and if accepted by the several underwriters, and subject to approval of certain legal matters by counsel for the underwriters. It is expected that delivery of the Notes will be made on or about December 10, 2003 through the book-entry facilities of The Depositary Trust Company, against payment in immediately available funds.

For the Fixed Rate Notes:

Joint Bookrunning Managers

Credit Suisse First Boston	Morgan Stanley	Banc of America Securities LLC

Senior Co-Managers

Barclays Capital	SG Cowen	Wachovia Securities

Co-Managers

BNP PARIBAS	Scotia Capital

For the Floating Rate Notes:

Joint Bookrunning Managers

Credit Suisse First Boston	Morgan Stanley	Banc of America Securities LLC

December 8, 2003

i

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus and this prospectus supplement. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, including securities other than the Notes.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not offers to sell the Notes and are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, respectively, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the Notes. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus supplement.

As used in this prospectus supplement, the terms the “Company,” “Raytheon,” “we,” “us” and “our,” depending upon the context, refer to Raytheon Company and its consolidated subsidiaries or any part or division thereof.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the prospectus include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus supplement and the accompanying prospectus that the Company expects or anticipates will or may occur in the future, including, without limitation, certain statements under “Our Company,” and located elsewhere or incorporated by reference herein regarding the Company’s financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of the Company’s and its subsidiaries’ business and operations, plans, references to future success and other such matters are forward-looking statements. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan,” and variations of these words and similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Given these uncertainties, readers should not rely on forward-looking statements. Forward-looking statements also represent the Company’s estimates and assumptions only as of the date that they were made. The Company expressly disclaims any current intention to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this prospectus supplement. Important factors that could cause actual results to differ include, but are not limited to: the ability to obtain or the timing of obtaining future government awards; the availability of government funding; changes in government or customer priorities due to program reviews or revisions to strategic objectives; difficulties in developing and producing operationally advanced technology systems; termination of government contracts; program performance, including resolution of claims; timing of contract payments; the performance of critical subcontractors; government import and export policies and other government regulations; the ultimate resolution of contingencies and legal matters, including investigations; the effect of market conditions, particularly in relation to the general aviation and commuter aircraft markets; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost growth and programs which anticipate significant future cost improvements; conflicts with other investors in joint ventures and less than wholly-owned businesses; the Company’s lack of construction industry expertise resulting from the Company’s sale of its former engineering and construction businesses; the timing of project completion of two Massachusetts construction projects; delays and cost growth arising from testing and commissioning processes conducted at the Massachusetts projects; the final determination by the Company of the required expenditures to complete the Massachusetts projects; and the impact of change orders, the recoverability of the Company’s claims and the outcome of defending claims asserted against the Company; among other things. Further information regarding the factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s SEC filings, including “Item 1-Business” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements.

INFORMATION WE INCORPORATE BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy the registration statement, of which this prospectus supplement and the accompanying prospectus form a part, and any other document we file at the SEC’s public reference section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the worldwide web site (http://www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. Our common stock, $0.01 par value per share, is listed on the New York Stock Exchange (“NYSE”), the Chicago Stock Exchange and the Pacific Exchange, where reports, proxy statements and other information concerning Raytheon Company can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information filed with the SEC will update and supersede this information.

We incorporate by reference in this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 24, 2003;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2003, June 29, 2003 and September 28, 2003 filed with the SEC on May 1, 2003, August 4, 2003 and November 12, 2003;

•	Our Proxy Statement on Schedule 14A, relating to our annual meeting of stockholders held on April 23, 2003, filed with the SEC on March 28, 2003;

•	Our Current Reports on Form 8-K filed with the SEC on April 24, 2003 (Items 5 and 7 only) and December 2, 2003; and

•	Any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. We do not incorporate by reference any information furnished pursuant to Items 9 or 12 in any future Form 8-K filing.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus supplement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:

Secretary, Raytheon Company

870 Winter Street

Waltham, Massachusetts 02451

You may direct telephone requests to our Secretary at (781) 522-3000.

OUR COMPANY

We are a global leader in defense electronics serving all four branches of the U.S. military as well as several agencies of the U.S. government. We also serve the defense departments of many foreign governments, including several NATO countries. Our government and defense business is currently aligned in six business segments: Integrated Defense Systems; Intelligence and Information Systems; Missile Systems; Network Centric Systems; Space and Airborne Systems; and Technical Services. On January 1, 2003, we realigned our Commercial Electronics business units into the Integrated Defense Systems and Network Centric Systems segments. Raytheon Aircraft is one of the leading providers of business and special mission aircraft and delivers a broad line of jet, turboprop, and piston-powered airplanes to corporate and government customers worldwide.

RECENT DEVELOPMENTS

On December 2, 2003, we commenced a tender offer to purchase for cash up to $1,239,015,000 in principal amount of two of our outstanding debt issues. The offer is for any and all of our outstanding 6.30% Notes due 2005 and our 8.20% Notes due 2006.

USE OF PROCEEDS

We expect to receive aggregate net proceeds from the sale of the Notes of approximately $695,135,000, after deducting underwriting discounts and our estimated offering expenses. We intend to use the entire net proceeds from the sale of the Notes to reduce the amounts outstanding under our senior corporate credit facilities consisting of our 364-Day Competitive Advance and Revolving Credit Facility dated as of November 24, 2003 and our Five-Year Competitive Advance and Revolving Credit Facility dated as of November 28, 2001, as amended, including amounts drawn to purchase the notes tendered in response to the cash tender offer. The weighted-average interest rate on borrowings outstanding on December 8, 2003 under our senior corporate credit facilities was 2.080%. Any proceeds not used to reduce the amounts outstanding under our senior corporate credit facilities will be used for other general corporate purposes. Until we use the net proceeds of this offering, they may be deposited in interest-bearing accounts or invested in short-term investment grade securities.

CAPITALIZATION

The following table sets forth our cash and capitalization on a consolidated basis at September 28, 2003 and as adjusted to give effect to this offering and the application of the proceeds of this offering as described under “Use of Proceeds” as if they had occurred on such date. This table should be read in conjunction with our consolidated financial statements and the notes relating to them, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

At September 28, 2003	Actual	As Adjusted
	(unaudited, in millions)

Cash and cash equivalents	$203	$203

Notes payable and current portion of long-term debt	$1,008	$313

Long-term debt
Fixed Rate Notes due 2011 offered hereby	—	500
Floating Rate Notes due 2005 offered hereby	—	200
Other long-term debt	6,702	6,702

Total long-term debt	6,702	7,402

Mandatorily redeemable equity securities	859	859

Stockholders’ equity	9,046	9,046

Total capitalization	$17,615	$17,620

RATIO OF TOTAL DEBT TO TOTAL CAPITALIZATION

The following table sets forth our consolidated ratio of total debt to total capitalization at September 28, 2003 and at the end of fiscal years 1998, 1999, 2000, 2001 and 2002:

At December 31,					At September 28,
1998	1999	2000	2001	2002	2003
45.2%	46.9%	47.7%	40.2%	43.3%	42.3%

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to combined fixed charges for the periods indicated:

Year Ended December 31,					Nine Months Ended September 28,
1998	1999	2000	2001	2002	2003
2.9x	2.1x	1.9x	1.1x	2.6x	1.8x

For purposes of computing the ratio of earnings to combined fixed charges:

•	earnings consist of income from continuing operations before taxes, fixed charges and amortization of capitalized interest, less capitalized interest;

•	fixed charges consist of the portion of rents representative of an interest factor and interest expensed, which includes quarterly distributions at the annual rate of 7% of the mandatorily redeemable equity securities of the Company’s subsidiary RC Trust I, amortization of debt discount and issuance expense, and capitalized; and

•	certain other equity security unit distributions are included in combined fixed charges.*

*	Such distributions constitute quarterly contract adjustment payments at the annual rate of 1.25% payable on the purchase contract component of the equity security units issued by the Company in May 2001.

The ratio of earnings to combined fixed charges declined in 1999 and 2000 primarily due to lower earnings resulting from a number of factors including certain contract-related operating charges, competitive pricing pressures, a decline in higher margin foreign direct programs and lower volume from missile and missile defense systems. The decline in the ratio of earnings to combined fixed charges in 2001 is primarily a result of the $745 million third quarter 2001 charge related to Raytheon Aircraft Company. The decline in the ratio of earnings to combined fixed charges in the first nine months of 2003 is due to lower pension income and a number of unfavorable events that occurred at our Network Centric Systems segment, including unsuccessful resolution of technical issues, inability to achieve production rates and milestones, customer directed delays and reductions in scheduled deliveries and unfavorable rulings and negotiations on contractual matters.

DESCRIPTION OF THE NOTES

General

The Fixed Rate Notes will be initially limited to $500,000,000 aggregate principal amount. The Floating Rate Notes will be limited to $200,000,000 aggregate principal amount. The Notes will be senior unsecured obligations of Raytheon and will rank equally with all of our existing and future senior unsecured debt and will be senior to all of our existing and future subordinated debt, if any. The Notes will be issued pursuant to an indenture, dated as of July 3, 1995, between us and The Bank of New York, as trustee. Interest on the Notes will be payable in United States dollars at our office or agency in the Borough of Manhattan, the City of New York, New York or, at our option, by check mailed to the address of the registered holder. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. See “Description of Our Debt Securities” in the accompanying prospectus for additional information concerning the Notes and the indenture.

Each Fixed Rate Note will bear interest from December 10, 2003, at 4.85% per year, payable semiannually on January 15 and July 15 of each year, commencing July 15, 2004, to the person in whose name the note is registered, subject to certain exceptions as provided in the indenture, at the close of business on January 1 or July 1 immediately preceding such January 15 or July 15. The Fixed Rate Notes will mature on January 15, 2011 and are not subject to any sinking fund provision.

Each Floating Rate Note will bear interest from December 10, 2003 or from the most recent interest payment date on which we have paid or provided for interest on the Floating Rate Notes. The interest rate per annum for the Floating Rate Notes will be reset quarterly on the first day of each Interest Period (as defined below) and will be equal to LIBOR (as defined below) plus 0.47%, as determined by the calculation agent. The Trustee will initially act as calculation agent. The amount of interest with respect to the Floating Rate Notes for each day the Floating Rate Notes are outstanding, which we refer to as the “Daily Interest Amount,” will be calculated by dividing the applicable interest rate in effect for that day by 360 and multiplying the result by the principal amount of the Floating Rate Notes. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding the applicable Daily Interest Amounts for each day in the Interest Period.

We will pay interest on the Floating Rate Notes on March 10, 2004, June 10, 2004, September 10, 2004, December 10, 2004, March 10, 2005, and June 10, 2005. Each of these dates on which we will pay interest is referred to as an “interest payment date.” If any interest payment date would fall on a day that is not a business day (as defined below), other than the interest payment date that is also the date of maturity, that interest payment date will be postponed to the following day that is a business day, except that if such next business day is in a different month, then that interest payment date will be the immediately preceding day that is a business day. If the date of maturity is not a business day, payment of principal and interest on the Floating Rate Notes will be made on the following day that is a business day and no interest will accrue for the period from and after such date of maturity. Interest on a Floating Rate Note will be paid to the person in whose name such Floating Rate Note was registered at the close of business on the fifteenth calendar day, whether or not a business day, prior to the interest payment date. For purposes of this prospectus supplement, a “business day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.

Except as described below for the first Interest Period, on each interest payment date of the Floating Rate Notes, we will pay interest for the period commencing on and including the immediately preceding interest payment date and ending on and including the next day preceding that interest payment date. We will refer to this period as an “Interest Period.” The first Interest Period will begin on and include December 10, 2003 and, subject to the immediately preceding paragraph, will end on and include March 9, 2004.

“LIBOR,” with respect to an Interest Period, shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date (as defined below) that appears on Telerate Page 3750 (as defined below) as of 11:00 am., London time, on the Determination Date. If Telerate Page 3750 does not include this rate or is unavailable on the Determination Date, the calculation agent will request the principal London office of each of four major banks in the London interbank market, as selected by the calculation agent, to provide that bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount (as defined below) in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the calculation agent will request each of three major banks in New York City, as selected by the calculation agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on the Determination Date for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of the Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount that is representative for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on Bridge Telerate, Inc. or any successor service (or such other page as may replace Page 3750 on that service or a successor service).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to Floating Rate Notes in which $2,500,000 or more has been invested.

The calculation agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect. All calculations of the calculation agent, in the absence of manifest error, shall be conclusive for all purposes and binding on us and holders of the Floating Rate Notes. We may appoint a successor calculation agent with the written consent of the paying agent, which consent shall not be unreasonably withheld.

Optional Redemption

The Fixed Rate Notes will be redeemable as a whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of

(1) 100% of the principal amount of the Fixed Rate Notes being redeemed; and

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes being redeemed from the redemption date to the maturity date of the Fixed Rate Notes discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in either case, any interest accrued but not yet paid to the date of redemption.

“Treasury Rate” means, with respect to any redemption date for the Fixed Rate Notes,

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the Fixed Rate Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or

(2) if the release referred to above (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Fixed Rate Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Fixed Rate Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Comparable Treasury Price” means with respect to any redemption date for the Fixed Rate Notes,

(1) the average of three Reference Treasury Dealer Quotations (as defined below) for the redemption date, or

(2) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Reference Treasury Dealer” means each of Credit Suisse First Boston LLC, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC. If any Reference Treasury Dealer ceases to be a primary U.S. Government Securities dealer in New York City (each, a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the Fixed Rate Notes, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

On or after June 10, 2004, we may redeem the Floating Rate Notes in whole or in part, at our option at any time, at a redemption price equal to 100% of the principal amount of the Floating Rate Notes to be redeemed plus accrued but unpaid interest.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Notes to be redeemed.

Further Issues

We may, without the consent of the holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes issued pursuant to this offering. Any additional Notes, together with the Notes issued pursuant to this offering, will constitute a single series of Notes under the indenture. No additional Notes of this series may be issued if an Event of Default has occurred with respect to the Notes.

Defeasance

Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all the outstanding Notes by defeasance, or to be discharged from certain covenants otherwise applicable to the Notes and described in the accompanying prospectus under the heading “Description of Our Debt Securities.” See “Description of Our Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus for a description of the terms of any such defeasance. We have made these defeasance provisions applicable to the Notes.

Global Securities

The Notes will each initially be represented by global securities deposited with The Depository Trust Company and registered in the name of a nominee of The Depository Trust Company, except in certain circumstances. See “Description of Our Debt Securities—Global Securities” in the accompanying prospectus for a description of the terms of such global securities and the availability of certificated debt securities. A holder may hold beneficial interests in the global securities directly through The Depository Trust Company if such holder has an account with The Depository Trust Company or indirectly through organizations which have accounts with The Depository Trust Company.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement, we have agreed: (1) to sell to Credit Suisse First Boston LLC, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Barclays Capital Inc., SG Cowen Securities Corporation, Wachovia Securities, Inc., BNP Paribas Securities Corp., Scotia Capital (USA) Inc., as underwriters, and each of these underwriters has severally agreed to purchase from us, the principal amount of Fixed Rate Notes that appears opposite its name in the table below, and (2) to sell to Credit Suisse First Boston LLC, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC, as underwriters, and each of these underwriters has severally agreed to purchase from us, the principal amount of Floating Rate Notes that appears opposite its name in the table below.

Underwriter	Fixed Rate Notes Principal Amount	Floating Rate Notes Principal Amount
Credit Suisse First Boston LLC	$100,000,000	$66,667,000
Morgan Stanley & Co. Incorporated	100,000,000	66,667,000
Banc of America Securities LLC	100,000,000	66,666,000
Barclays Capital Inc.	50,000,000	—
SG Cowen Securities	50,000,000	—
Wachovia Securities, Inc.	50,000,000	—
BNP Paribas Securities Corp.	25,000,000	—
Scotia Capital (USA) Inc.	25,000,000	—

Total	$500,000,000	$200,000,000

The underwriters for the Fixed Rate Notes are obligated to purchase all of the Fixed Rate Notes if any of them are purchased. The underwriters initially propose to offer some of the Fixed Rate Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Fixed Rate Notes to dealers at the public offering price minus a concession of up to 0.375% of the principal amount of the Fixed Rate Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount of the Fixed Rate Notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and concessions.

The underwriters for the Floating Rate Notes are obligated to purchase all of the Floating Rate Notes if any of them are purchased. The underwriters initially propose to offer some of the Floating Rate Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Floating Rate Notes to dealers at the public offering price minus a concession of up to 0.130% of the principal amount of the Floating Rate Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.065% of the principal amount of the Floating Rate Notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and concessions.

We estimate that our total expenses for this offering, excluding underwriting discounts, will be approximately $200,000.

The Notes are new issues of securities with no established trading market. The underwriters intend to make a secondary market for the Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Notes will be.

We have agreed that, for a period beginning the date of this prospectus supplement and ending 30 days after the closing date specified on the cover page of this prospectus supplement, without the prior consent of Credit Suisse First Boston LLC, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC, we will not offer, sell, contract to sell or otherwise dispose of any United States dollar-denominated debt securities issued or guaranteed by us and having a maturity of more than one year from the date of issue.

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the second business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of this prospectus supplement or the next business day will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of this prospectus supplement or the next business day should consult their own advisor.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of Notes in excess of the principal amount of Notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a stabilizing or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Certain of the underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment banking, lending, financial advisory and other related services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. Bank of America Securities LLC, Credit Suisse First Boston LLC and Morgan Stanley & Co. Incorporated are acting as dealer managers in the pending tender offer for two of our outstanding debt issues. In addition, several affiliates of the underwriters are lenders to us under our 364 Day Competitive Advance and Revolving Credit Facility dated as of November 24, 2003 and our Five-Year Competitive Advance and Revolving Credit Facility dated as of November 28, 2001, as amended, and will receive a portion of the net proceeds of this offering in repayment of amounts outstanding to them under these facilities.

Because more than 10% of the proceeds of this offering, not including underwriting compensation, may be received by entities who are affiliated with the National Association of Securities Dealers, Inc. members who are participating in this offering, this offering is being conducted in compliance with NASD Conduct Rule 2710(c)(8). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the Notes carry an investment grade rating.

Credit Suisse First Boston LLC and Banc of America Securities LLC will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston LLC and Banc of America Securities LLC and their respective customers and is not a party to any transactions. We do not believe that Market Axess Inc. will function as an underwriter or agent of the issuer, nor do we believe that Market Axess Inc. will act as a broker for any customer of Credit Suisse First Boston LLC or Banc of America Securities LLC. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First Boston LLC and Banc of America Securities LLC based on transactions they conduct through the system. Credit Suisse First Boston LLC and Banc of America Securities LLC will make securities available to their customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

LEGAL MATTERS

The validity of the Notes will be passed upon for the Company by Jay B. Stephens, Senior Vice President and General Counsel of the Company. As of the date of this prospectus supplement, Jay B. Stephens holds 67,062 shares of common stock and options to acquire 257,062 shares of common stock of the Company. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$3,000,000,000

RAYTHEON COMPANY

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

GUARANTEES

RC TRUST II

TRUST PREFERRED SECURITIES

Fully and Unconditionally Guaranteed,

as described herein, by Raytheon Company

We may, from time to time, offer:

•	debt securities;
•	shares of our common stock;
•	shares of our preferred stock;
•	warrants to purchase any of these securities; and
•	stock purchase contracts.

The securities we offer will have an aggregate public offering price of up to $3.0 billion. These securities may be offered and sold separately or together in units with other securities described in this prospectus. Our debt securities may be senior or subordinated.

RC Trust II may, from time to time, offer trust preferred securities which will be fully and unconditionally guaranteed by us. Our guarantees may be senior or subordinated. The trust preferred securities may be offered and sold separately or together in units with other securities described in this prospectus.

We and RC Trust II will indicate the particular securities we offer and their specific terms in a supplement to this prospectus. In each case we would describe the type and amount of securities we are offering, the initial public offering price and the other terms of the offering.

Our common stock is listed on the New York Stock Exchange under the symbol “RTN.” We will make applications to list any shares of common stock sold pursuant to a supplement to this prospectus on the NYSE. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek listing of any securities, the supplement will disclose the exchange or market.

Risks associated with an investment in the securities will be described in the applicable prospectus supplement, as described under “Risk Factors” on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our and RC Trust II’s principal place of business is 141 Spring Street, Lexington, Massachusetts 02421 and our and RC Trust II’s telephone number is (781) 862-6600.

The date of this prospectus is August 15, 2002.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $3.0 billion or the equivalent denominated in foreign currency.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated By Reference.”

We have not included, or incorporated by reference, separate financial statements of RC Trust II in this prospectus. Neither we nor RC Trust II consider these financial statements material to holders of the trust preferred securities because:

•	RC Trust II is a special purpose entity;

•	RC Trust II does not have any operating history or independent operations; and

•	RC Trust II is not engaged in, nor will it engage in, any activity other than issuing trust preferred and trust common securities, investing in and holding our debt securities and engaging in related activities.

Furthermore, the combination of our obligations under our debt securities, the associated indentures, RC Trust’s declaration of trust and our related guarantees provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. In addition, we do not expect that RC Trust will file reports with the SEC under the Securities Exchange Act of 1934, as amended.

You should rely only on the information incorporated by reference or provided in this document and any prospectus supplement. Neither we nor RC Trust II have authorized anyone else to provide you with different information. Neither we nor RC Trust II are making an offer of these securities in any jurisdiction where it is unlawful. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

References in this prospectus to the terms “we,” “our” or “us” or other similar terms mean Raytheon Company, unless we state otherwise or the context indicates otherwise. References in this prospectus to “RC Trust” mean RC Trust II.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information we are incorporating by reference into it contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this prospectus and the information incorporated by reference into this prospectus, that we expect or anticipate will or may occur in the future, including, without limitation, statements included in this prospectus under “Our Company” and located elsewhere in this prospectus and the documents we incorporate by reference regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including without limitation the information discussed under the caption “Risk Factors” in the applicable prospectus supplement to be provided with this prospectus as well as other factors which might be described from time to time in our filings with the SEC.

Consequently, all of the forward-looking statements we make in this prospectus and the information we are incorporating by reference into this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our businesses or operations. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing such forward-looking statements. We do not assume any obligation to release publicly any updates or revisions to any forward-looking statement.

OUR COMPANY

We are a global technology leader, with worldwide 2001 sales of $16.9 billion. We provide products and services in defense electronics, including missiles; radar; sensors and electro-optics; intelligence, surveillance and reconnaissance; command, control, communication and information systems; naval systems; air traffic control systems; and technical services. We are one of the leading providers of business and special-mission aircraft and deliver a broad line of jet, turboprop and piston-powered airplanes to corporate and government customers worldwide. We have operations throughout the United States and serve customers in more than 70 countries around the world. Our principal executive offices are located at 141 Spring Street, Lexington, Massachusetts 02421. Our telephone number is (781) 862-6600.

RC TRUST

RC Trust is a subsidiary of ours. RC Trust was created under the Delaware Business Trust Act and is governed by a declaration of trust, as it may be amended and restated from time to time, among the trustees of RC Trust and us.

When RC Trust issues its trust preferred securities, the holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of RC Trust. We will acquire all of the issued and outstanding trust common securities of RC Trust, representing an undivided beneficial interest in the assets of RC Trust of at least 3%.

RC Trust will exist primarily for the purposes of:

•	issuing its trust preferred and trust common securities;

•	investing the proceeds from the sale of its trust preferred and trust common securities in our debt securities; and

•	engaging in other activities only as are necessary or incidental to issuing its securities and purchasing and holding our debt securities.

The debt securities RC Trust purchases from us may be subordinated debt securities or senior debt securities. We will specify the type of debt security in a prospectus supplement.

RC Trust has three trustees. One of the trustees, referred to as the regular trustee, is an individual who is an officer and employee of Raytheon. Additional regular trustees may be appointed in the future. The second trustee is The Bank of New York, which serves as the property trustee under the declaration of trust for purposes of the Trust Indenture Act of 1939, as amended. The third trustee is The Bank of New York (Delaware), which has its principal place of business in the State of Delaware, and serves as the Delaware trustee of RC Trust.

The Bank of New York, acting in its capacity as guarantee trustee, will hold for the benefit of the holders of trust preferred securities a trust preferred securities guarantee, which will be separately qualified under the Trust Indenture Act of 1939.

Unless otherwise provided in the applicable prospectus supplement, because we will own all of the trust common securities of RC Trust, we will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least three trustees. The term of RC Trust will be described in the applicable prospectus supplement, but may dissolve earlier, as provided in RC Trust’s declaration of trust, as it may be amended and restated from time to time.

The rights of the holders of the trust preferred securities of RC Trust, including economic rights, rights to information and voting rights and the duties and obligations of the trustees of RC Trust, will be contained in and governed by the declaration of trust of RC Trust, as it may be amended and restated from time to time, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

RISK FACTORS

An investment in our securities or in the trust preferred securities involves a high degree of risk. In addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors in any applicable prospectus supplement when determining whether or not to purchase the securities offered under this prospectus and the prospectus supplement.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

Year Ended December 31,					Three Months Ended
1997	1998	1999	2000	2001	March 31, 2002	April 1, 2001
2.8x	2.9x	2.1x	2.0x	1.0x	2.2x	1.8x

For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends:

•	earnings consist of income from continuing operations before taxes, fixed charges and amortization of capitalized interest, less capitalized interest; and

•	fixed charges consist of the portion of rents representative of an interest factor and interest expensed, which includes amortization of debt discount and issuance expense, and capitalized; and

•	equity security distributions are included in combined fixed charges and preferred stock dividends.

The ratio of earnings to combined fixed charges and preferred stock dividends declined in 1999 and 2000 primarily due to lower earnings resulting from a number of factors including certain contract-related operating charges, competitive pricing pressures, a decline in higher margin foreign direct programs and lower volume from missile and missile defense systems. The further decline in the ratio of earnings to combined fixed charges and preferred stock dividends in 2001 is primarily a result of the $745 million third quarter 2001 charge related to Raytheon Aircraft Company. Excluding the $745 million charge, the ratio of earnings to combined fixed charges and preferred stock dividends would have been 2.0x for the year ended December 31, 2001.

The ratios for all periods presented, except for 1997, have been restated to exclude one of our prior business segments, Aircraft Integration Systems, or AIS, which was sold in the first quarter of 2002 and is included in discontinued operations. We determined that it was impracticable to exclude AIS in 1997 due to the significant acquisitions, divestitures and reorganizations that occurred during 1997.

USE OF PROCEEDS

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include, but are not limited to:

•	working capital;

•	repayment or refinancing of debt or other corporate obligations;

•	capital expenditures;

•	repurchases and redemptions of securities; and/or

•	acquisitions.

Pending any specific application, we may initially invest net proceeds from the sale of the offered securities in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RC Trust will use all net proceeds from the sale of its trust preferred securities and its trust common securities to purchase our debt securities.

DESCRIPTION OF OUR DEBT SECURITIES

The debt securities will be our unsecured direct obligations, which may be senior or subordinated indebtedness. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939.

This section describes the general terms and provisions of the debt securities that we may offer from time to time in the form of one or more series, including to RC Trust. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement.

Our unsecured senior debt securities will be issued under an Indenture, dated as of July 3, 1995, between us and The Bank of New York, as trustee, or another indenture or indentures to be entered into by us and that trustee or another trustee. The unsecured subordinated debt securities will be issued under a second Indenture, also dated as of July 3, 1995, and between us and The Bank of New York, as trustee, or another indenture or indentures to be entered into by us and that trustee or another trustee. Both indentures are qualified under the Trust Indenture Act of 1939.

Copies of each of the July 3, 1995 indentures are filed with the SEC as exhibits to the registration statement of which this prospectus is a part. If we elect to issue securities under another indenture, we will file a copy of that indenture with the SEC. You should refer to those indentures for the complete terms of the debt securities.

See “Where You Can Find More Information.” In addition, you should consult the applicable prospectus supplement for particular terms of our debt securities.

Our existing indentures permit us to issue the debt securities without limit as to aggregate principal amount, in one or more series. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

Generally, we will pay the principal of, premium, if any, on, and interest on our debt securities either at an office or agency that we maintain for that purpose or, if we elect, we may pay interest by mailing a check to your address as it appears on our register. We will issue our debt securities only in fully registered form without coupons, generally in denominations of $1,000 or integral multiples of $1,000. We will not apply a service charge for a transfer or exchange of our debt securities, but we may require that you pay the amount of any applicable tax or other governmental charge.

The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer including, where applicable, the following:

•	the title and series designation of the debt securities;

•	whether they are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the debt securities;

•	the total amount of the debt securities authorized and the amount outstanding, if any;

•	the identity of the person to whom we will pay interest if it is anybody other than the noteholder;

•	the stated maturity date;

•	the interest rate, which may be fixed or variable, or its method of calculation;

•	when interest will be payable, as well as the record date for determining who we will pay interest to;

•	where the principal, premium, if any, and interest on the debt securities will be paid;

•	any mandatory or optional sinking funds or similar arrangements;

•	when the debt securities may be redeemed if they are redeemable, as well as the redemption prices, and a description of the terms of redemption;

•	whether we have any obligation to redeem or repurchase the debt securities at your option;

•	the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;

•	the amount that we will pay the holder if the maturity of the debt securities is accelerated, if other than their principal amount;

•	the currency in which we will make payments to the holder and, if a foreign currency, the manner of conversion from U.S. dollars;

•	any index we may use to determine the amount of payment of principal of, premium, if any, on, and interest on the debt securities;

•	if the debt securities will be issued only in the form of a global note, the name of the depositary or its nominee and the circumstances under which the global note may be transferred or exchanged to someone other than the depositary or its nominee;

•	the applicability of the defeasance and covenant defeasance provisions in the applicable indenture;

•	whether the debt securities are convertible into any other securities and the terms and conditions of convertibility;

•	any additions or changes to events of default and, in the case of subordinated debt securities, any additional events of default that would result in acceleration of their maturity; and

•	any other terms of the debt securities.

The terms of our debt securities may provide for deferred interest payments, or for an issue price at a discount from the stated redemption price at maturity, either of which would constitute original issue discount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will in some cases receive an amount less than the stated principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those debt securities.

If we were to become insolvent, your claim as a holder of debt securities will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries.

Subordination of Our Subordinated Debt Securities

Generally, the payment of principal of, or premium, if any, on, and interest on our unsecured subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior indebtedness. If we distribute our assets to creditors upon liquidation, dissolution, reorganization, insolvency, bankruptcy or under similar circumstances, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. In addition, if the maturity of our subordinated debt securities is accelerated, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. Moreover, while there is an event of default with respect to our senior debt that would permit our senior debt to be accelerated, and while we are in default in our payment obligations to holders of senior debt, we cannot make payments to our subordinated debt holders.

If we were to become insolvent, holders of our subordinated debt securities may not be paid with respect to those securities until our senior debt and third party creditors, as well as holders of any indebtedness or preferred stock of our subsidiaries, are paid in full.

The indenture for our unsecured subordinated debt securities will not place any limits on the amount of other indebtedness, including senior debt, that we may issue.

The indenture for our unsecured subordinated debt securities defines “senior indebtedness” to include the principal of, premium, if any, on, and interest on:

•	all of our indebtedness for money borrowed, other than our subordinated debt securities, and any other indebtedness represented by a note, bond, debenture or other similar evidence of indebtedness, including indebtedness of others that we guarantee, in each case whether outstanding on the date of execution of the subordinated debt securities indenture or thereafter created, incurred or assumed; and

•	any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in any case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to our subordinated debt securities.

In addition, for purposes of the definition of “senior indebtedness,” “indebtedness for money borrowed” includes:

•	any obligation of, or any obligation guaranteed by, us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

•	any deferred payment obligation of, or any such obligation guaranteed by, us for the payment of the purchase price of property or assets evidenced by a note or similar instrument; and

•	any obligation of, or any such obligation guaranteed by, us for the payment of rent or other amounts under a lease of property or assets if such obligation is required to be classified and accounted for as a capitalized lease on our balance sheet under generally accepted accounting principles.

Events of Default

Generally speaking, any of the following events will constitute an event of default under the indentures:

•	failure to pay interest on our debt securities for thirty days past the applicable due date, even if we are prohibited from paying interest on our debt securities because they are subordinated;

•	failure to pay principal of, or premium, if any, on, our debt securities when due, even if we are prohibited from making such payments on our debt securities because they are subordinated;

•	failure to make any sinking fund payment when due, even if we are prohibited from making such payments on our debt securities because they are subordinated;

•	failure to perform any other covenant or agreement set forth in the securities of that series or in the applicable indenture, other than a covenant included in the indenture solely for the benefit of a different series of our debt securities, which continues for 60 days after written notice as provided in the indenture;

•	bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series.

A holder will be notified of an event of default with respect to a series of our debt securities by the trustee.

If there is an event of default with respect to a series of our senior debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount of that series may declare the principal amount of all of the senior debt securities of that series to be due and payable immediately. If the securities were issued at an original issue discount, less than the stated principal amount may become payable.

Payment of the principal of our subordinated debt securities may be accelerated only in the case of our bankruptcy, insolvency or reorganization. Neither a holder, RC Trust nor the trustee will be able to accelerate the payment of interest or principal with respect to our subordinated debt securities for any other reason.

In some cases, after a declaration of acceleration has been made, but before a judgment or decree has been obtained, holders of a majority in aggregate principal amount of the series that is in default may rescind the acceleration.

The trustee will be required to act with a high standard of care. However, the trustee will not be obligated to exercise any of its rights or powers under the indentures at a holder’s request unless the holder provides the trustee reasonable security or indemnity. Generally, but with exceptions, holders of a majority in aggregate principal amount of any series of our outstanding debt securities will have the right to choose the time, method and place of any proceeding for any remedy available to the trustee or any exercise of power by the trustee with respect to debt securities of that series.

A holder may institute a suit against us for enforcement of the holder’s rights to receive payment of the principal of, premium, if any, on, or interest on our debt securities after the due dates. However, the holder will not be able to institute any other proceedings under the applicable indenture, including for any remedy, unless the following conditions are satisfied:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to a series of our debt securities held by the holder;

•	holders of at least 25% of the aggregate principal amount of that series make a written request, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

•	the trustee does not receive direction contrary to the holders’ written request, within 60 days following receipt of the holders’ written request, from holders of a majority in aggregate principal amount of that series; and

•	the trustee does not institute the proceeding the holders requested within 60 days following the receipt of the holders’ written request and offer of indemnity.

Every year we are required to deliver to the trustee a statement as to performance of our obligations under the indentures and as to any defaults.

A default in the payment of any of our debt securities, where the aggregate principal amount of that series of debt securities exceeds $50 million, or a default with respect to our debt securities that causes them to be accelerated, will give rise to a cross-default under our senior credit facilities. In some circumstances, payment defaults on our debt securities may also give rise to cross-defaults of our guarantees of the indebtedness of our subsidiaries.

Defeasance and Covenant Defeasance

Any series of our debt securities may be subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are applicable, we may elect either:

•	defeasance — which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those debt securities; or

•	covenant defeasance — which will permit us to be released from our obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of our subordinated debt securities.

To invoke defeasance or covenant defeasance with respect to any series of our debt securities, we must irrevocably deposit with the trustee, in trust, an amount in funds or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due, the principal of, premium, if any, on, and interest on those debt securities and any mandatory sinking fund or similar payments on those debt securities. In addition, we would be required to deliver a legal opinion to the trustee to the effect that a holder of the applicable debt securities will not recognize additional income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance.

We cannot defease our obligations to register the transfer or exchange of our debt securities; to replace our debt securities that have been stolen, lost or mutilated; to maintain paying agencies; or to hold funds for payment in trust. We may not defease our obligations if there is a continuing event of default on securities issued under the applicable indenture, or if depositing amounts into trust would cause the trustee to have conflicting interests with respect to other of our securities.

If we effect covenant defeasance with respect to any of our debt securities, and then those debt securities are declared due and payable because of an event of default, other than an event of default relating to any covenant from which we have been released through covenant defeasance, the amount of money or U.S. government obligations on deposit with the trustee may not be sufficient to pay all amounts due on the debt securities at the time of acceleration. However, we would remain liable with respect to any shortfall.

Modification and Waiver

Modifications and amendments of our current indentures may be made only with the consent of holders of at least a majority in aggregate principal amount of all of our outstanding debt securities affected, voting as a single class. Generally, the consent of all of the holders of our debt securities that are affected is required for any of the following:

•	to change the stated maturity of the principal, or any installment of interest or premium, if any;

•	to reduce the principal amount, the premium, if any, on, the interest, or the amount payable upon acceleration or maturity in the case of debt securities issued at an original issue discount;

•	to change the place of payment, or the currency in which payments are made;

•	to impair your right to institute suit to enforce any payment at or following stated maturity or following a redemption date;

•	to modify the subordination provisions of our subordinated debt securities in a manner adverse to holders; and

•	to reduce the percentage of the principal amount of our outstanding debt securities required for modification to or amendment of either indenture, or for waiver of our compliance with indenture provisions or defaults.

Holders of a majority in aggregate principal amount of either our senior debt securities or our subordinated debt securities may waive any past default under the applicable indenture, except for a default in the payment of principal, premium, if any, on, or interest on our debt securities and except for our compliance with specified covenants.

Covenants

Our current indentures contain covenants regarding, among other things:

•	a limitation on liens other than specified types of liens;

•	a limitation on sale and leaseback transactions, unless the lien on any property subject to the sale and leaseback transaction is permitted under the indentures or the proceeds of the sale and leaseback transaction are used to retire specified types of debt; and

•	restrictions on our ability to engage in consolidations, mergers or transfers of substantially all of our assets unless the surviving or acquiring entity is a domestic company and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture.

You should be aware that we are not prohibited from engaging in highly leveraged transactions, other than as may conflict with those covenants. Moreover, any series of our debt securities may provide that these covenants may be removed with respect to that series.

Conversion or Exchange Rights

If any series of our debt securities are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which it may be converted or exchanged;

•	the conversion price or exchange ratio, or its method of calculation;

•	whether conversion or exchange is mandatory or at your election; and

•	how the conversion price or exchange ratio may be adjusted if our debt securities are redeemed.

Our Debt Trustee

The current trustee for our debt securities is The Bank of New York, which performs services for us in the ordinary course of business. We may engage additional or substitute trustees with respect to particular series of our debt securities.

Global Securities

Our debt securities may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. If so, each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for debt securities that are in definitive registered form, a global security may not be transferred or exchanged except as a whole by the depositary to its nominee. The applicable prospectus supplement will describe this concept more fully.

The specific material terms of the depositary arrangement with respect to any portion of a series of our debt securities that will be represented by a global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to our depositary arrangements.

Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of our debt securities represented by the global security to the accounts of participating institutions that have accounts with the depositary or its nominee. The underwriters or agents engaging in the distribution of our debt securities, or us if we are offering and selling our debt securities directly, will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of our securities receive physical certificates, which may impair a holder’s ability to transfer its beneficial interests in global securities.

While the depositary or its nominee is the registered owner of a global security the depositary or its nominee will be considered the sole owner of all of our debt securities represented by the global security for all purposes under the indentures. Generally, if a holder owns beneficial interests in a global security, the holder will not be entitled to have our debt securities registered in the holder’s own name, and the holder will not be entitled to receive a certificate representing its ownership. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which the holder is a client to exercise the rights of a holder under the applicable indenture.

The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indentures. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

Generally, we will make payments on our debt securities represented by a global security directly to the depositary. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in “street names,” and will be the responsibility of the participating institutions. Neither we nor the trustee, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to, or payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

Generally, a global security may be exchanged for certificated debt securities only in the following instances:

•	the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and a successor is not appointed within 90 days; or

•	we determine in our sole discretion that we will permit global securities to be exchanged for certificated debt securities; or

•	there is a continuing event of default under the indenture governing the debt securities held in global form.

The following is based on information furnished to us:

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, or DTC, will act as depositary for securities issued in the form of global securities. Global securities will be issued only as fully registered securities registered in the name of Cede & Co., which is DTC’s nominee. One or more fully registered global securities will be issued for these securities representing in the aggregate the total number of these securities, and will be deposited with or on behalf of DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security, commonly referred to as the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in these securities, except if use of the book-entry system for such securities is discontinued.

DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Any redemption notices must be sent to DTC. If less than all of the securities of a series or class are being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each participant.

Although voting with respect to securities issued in the form of global securities is limited to the holders of record, when a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. If a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

DESCRIPTION OF OUR COMMON STOCK

We are authorized to issue up to 1,450,000,000 shares of common stock, $0.01 par value per share.

This section describes the general terms of our common stock that we may offer from time to time. For more detailed information, a holder of our common stock should refer to our restated certificate of incorporation and our amended and restated by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Holders of our common stock are entitled to one vote per share and shall vote together as a single class on all matters to be voted on by our stockholders. Pursuant to our restated certificate of incorporation, there are no cumulative voting rights in the election of directors. The approval of corporate actions may also require the approval of the holders of any series of our preferred stock. See “Description of Our Preferred Stock.”

Our common stock will be the only type of our capital stock entitled to vote in the election and removal of directors and other matters presented to our stockholders from time to time, unless we issue voting preferred stock or our restated certificate of incorporation or the law requires otherwise.

Our common stockholders will be entitled to receive dividends and distributions declared by our Board of Directors, to the extent permitted by outstanding shares of preferred stock and by our restated certificate of incorporation. If a dividend is declared, it will be distributed pro rata to our common stockholders on a per share basis.

If we are liquidated or dissolved, our common stockholders will be entitled to receive our assets and funds available for distribution to common stockholders in proportion to the number of shares they hold. Our common stockholders may not receive any assets or funds until our creditors have been paid in full and the preferential or participating rights of our preferred stockholders have been satisfied. If we participate in a corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, any payments or shares of stock allocated to our common stockholders will be distributed pro rata to holders of our common stock on a per share basis. If we redeem, repurchase or otherwise acquire for payment any shares of our common stock, we will treat each share of common stock identically.

Holders of our common stock will not have any preemptive, subscription or conversion rights with respect to shares of our common stock. We may issue additional shares of our common stock, if authorized by our Board, without the common stockholders’ approval, unless required by Delaware law or a stock exchange on which our securities are traded. If we receive the appropriate payment, shares of our common stock that we issue will be fully paid and nonassessable.

DESCRIPTION OF OUR PREFERRED STOCK

We are authorized to issue up to 200,000,000 shares of preferred stock, $0.01 par value per share, of which 4,000,000 shares have been designated as Series A Junior Participating Preferred Stock, $0.01 par value, and 6,000,000 shares have been designated as Series B Junior Participating Preferred Stock, $0.01 par value.

This section describes the general terms and provisions of our preferred stock that we may offer from time to time. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock, and these certificates of designation will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. A holder of our preferred stock should refer to the applicable certificate of designation, our restated certificate of incorporation and the applicable prospectus supplement for more specific information.

Our Board has been authorized, subject to limitations provided in our restated certificate of incorporation, to provide for the issuance of shares of our preferred stock in multiple series. No shares of our preferred stock are currently outstanding.

With respect to each series of our preferred stock, our Board has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to a holder for each share owned if we are dissolved or liquidated;

•	whether the shares are convertible or exchangeable, the price or rate of exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series; and

•	your voting rights for the shares you own.

Holders of our preferred stock will not have preemptive rights with respect to shares of our preferred stock. In addition, rights with respect to shares of our preferred stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of our preferred stock that we issue will be fully paid and nonassessable.

We currently plan to retain American Stock Transfer & Trust Company as the registrar and transfer agent of any series of our preferred stock.

DESCRIPTION OF OUR WARRANTS

This section describes the general terms and provisions of our warrants to acquire our securities that we may issue from time to time. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement.

We may issue warrants for the purchase of our debt securities, common stock or preferred stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with American Stock Transfer & Trust Company, or another bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the amount of securities you will receive upon exercise, the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the warrants will expire;

•	U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other terms of the warrants.

After your warrants expire they will become void. All warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS

AND THE STOCK PURCHASE UNITS

We may issue contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as “stock purchase contracts.” The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, which secure the holders’ obligations to purchase the common stock under the stock purchase contracts. We refer to these units herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

If and when RC Trust issues trust preferred securities, its declaration of trust will be replaced by an amended and restated declaration of trust which will authorize its trustees to issue one series of trust preferred securities and one series of trust common securities. The form of amended and restated declaration of trust is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

The terms of the trust preferred securities will include those stated in RC Trust’s declaration of trust, as it may be amended and restated from time to time, and those made a part of that declaration by the Trust Indenture Act of 1939. This section describes the general terms and provisions of RC Trust’s amended and restated declaration of trust and the trust securities RC Trust may offer from time to time. The applicable prospectus supplement will describe the specific terms of the amended and restated declaration of trust and the trust preferred securities offered through that prospectus supplement. Any final amended and restated declaration of trust will be filed with the SEC if RC Trust issues trust preferred securities. A holder of trust preferred securities should read the applicable prospectus supplement and the amended and restated declaration of trust for more specific information.

The prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation of the trust preferred securities;

•	the number of trust preferred securities to be issued;

•	the annual distribution rate and any conditions upon which distributions are payable, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;

•	whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;

•	the amounts that will be paid out of the assets of RC Trust, after the satisfaction of liabilities to creditors of RC Trust, to the holders of trust preferred securities upon dissolution, winding up or termination of RC Trust;

•	any repurchase, redemption or exchange provisions;

•	any preference or subordination rights upon a default or liquidation of RC Trust;

•	any voting rights of the trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to a specified action or amendments to the declaration of trust;

•	terms for any conversion or exchange of the related series of our debt securities or the trust preferred securities into other securities;

•	any rights to defer distributions on the trust preferred securities by extending the interest payment period on the related series of our debt securities;

•	any terms and conditions upon which the related series of our debt securities may be distributed to holders of trust preferred securities; and

•	any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

The regular trustee, on behalf of RC Trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust preferred and trust common securities will represent undivided beneficial ownership interests in the assets of RC Trust. Except as described in the applicable prospectus supplement, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. The trust preferred securities will be issued to the public under the registration statement of which this prospectus is a part. The trust common securities will be issued directly or indirectly to us.

The only source of cash to make payments on the trust preferred securities issuable by RC Trust will be payments on debt securities RC Trust purchases from us. The property trustee of RC Trust will hold legal title to the debt securities RC Trust purchases in trust for the benefit of the holders of its trust preferred securities. If RC Trust is dissolved, after satisfaction of RC Trust’s creditors, the property trustee may distribute the debt securities held in trust on a proportionate basis to the holders of trust preferred and trust common securities.

We will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The terms of our guarantee will be set forth in the applicable prospectus supplement and are summarized under the caption “Description of the Trust Preferred Securities Guarantee” included elsewhere in this prospectus. The guarantee will not guarantee the payment of distributions, as defined below, or any amounts payable on redemption or liquidation of the trust preferred securities when RC Trust does not have funds available to make these payments. If we were to become insolvent, your claim as a holder of trust preferred securities, which represents in effect an interest in the related series of our debt securities, or as a holder of our debt securities as part of a stock purchase unit, will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries.

In the applicable prospectus supplement we will also describe certain material U.S. federal income tax consequences and special considerations applicable to the trust preferred securities.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

If and when RC Trust issues trust preferred securities, we will fully and unconditionally guarantee payments on the trust preferred securities as described in this section, any applicable prospectus supplement and the guarantee executed by us in connection with the issuance of the trust preferred securities. The Bank of New York, as guarantee trustee, will hold the guarantee for the benefit of the holders of trust preferred securities.

This section describes the general terms and provisions of our trust preferred securities guarantee. The applicable prospectus supplement will describe the specific terms of the trust preferred securities guarantee. The form of trust guarantee is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. We will file with the SEC a final guarantee if RC Trust issues trust preferred securities. A holder of trust preferred securities should refer to the applicable prospectus supplement and to the full text of our guarantee and those terms made a part of the guarantee by the Trust Indenture Act of 1939 for more specific information.

We will irrevocably and unconditionally agree to pay in full to holders of trust preferred securities the following amounts to the extent not paid by RC Trust:

•	any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by RC Trust, if and to the extent that we have made corresponding payments on the debt securities to the property trustee of RC Trust; and

•	payments upon the dissolution of RC Trust equal to the lesser of:

(1)	the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent RC Trust has funds legally available for those payments; and

(2)	the amount of assets of RC Trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of RC Trust.

We will not be required to make these liquidation payments if:

•	RC Trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities; or

•	RC Trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities.

We may satisfy our obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing RC Trust to make the payment to them.

The guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. The guarantee only covers, however, distributions and other payments on trust preferred securities if and to the extent that we have made corresponding payments on the debt securities to the applicable property trustee. If we do not make those corresponding payments on the debt securities, RC Trust will not have funds available for payments and we will have no obligation to make a guarantee payment.

The obligations under the debt securities, the associated indenture, RC Trust’s declaration of trust and our related guarantee, taken together, will provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities.

Raytheon Covenants

In the guarantee, we will agree that, as long as any trust preferred securities issued by RC Trust are outstanding, we will not make the payments and distributions described below if:

•	we are in default on our guarantee payments or other payment obligations under the related guarantee;

•	any trust enforcement event under RC Trust’s declaration of trust has occurred and is continuing; or

•	we elect to defer payments of interest on the related debt securities by extending the interest payment period, and that deferral period is continuing.

In these circumstances, we will agree that we will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock; or

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the debt securities we issue to RC Trust or make any guarantee payments with respect to any guarantee by us of the debt of any of our subsidiaries if that guarantee ranks equally with or junior in interest to the debt securities we issue to RC Trust.

However, even during these circumstances, we may:

•	purchase or acquire our capital stock in connection with the satisfaction of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock (other than a contract or security ranking expressly by its terms on a parity with or junior to the debt securities);

•	reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

•	purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of our capital stock or the security being converted or exchanged;

•	declare dividends or distributions in our capital stock where the dividend stock is the same stock as that on which the dividend is being paid;

•	redeem, repurchase or issue any rights pursuant to a rights agreement; and

•	make payments under the guarantee related to the trust preferred securities.

In addition, as long as trust preferred securities issued by RC Trust are outstanding, we will agree that we will:

•	remain the sole direct or indirect owner of all the outstanding trust common securities of RC Trust, except as permitted by its declaration of trust;

•	permit the trust common securities of RC Trust to be transferred only as permitted by its declaration of trust; and

•	use reasonable efforts to cause RC Trust to continue to be treated as a grantor trust for U.S. federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in its declaration of trust, in which case RC Trust would be dissolved.

Amendments and Assignment

We and the guarantee trustee may amend the guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, we and the guarantee trustee may amend the guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by RC Trust.

We may assign our obligations under the guarantee only in connection with a consolidation, merger or asset sale involving us that is permitted under the indenture governing the debt securities.

Termination of the Guarantee

Our guarantee will terminate upon:

•	full payment of the redemption price of all trust preferred securities of RC Trust;

•	distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred and trust common securities of RC Trust in exchange for all the securities issued by RC Trust; or

•	full payment of the amounts payable upon liquidation of RC Trust.

The guarantee will, however, continue to be effective, or will be reinstated, if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

Status of the Guarantee

Our obligations under the guarantee will be unsecured and effectively junior to all debt and preferred stock of our subsidiaries. By acceptance of the trust preferred securities, the holders of trust preferred securities agree to any subordination provisions and other terms of the related guarantee. We will specify in the applicable prospectus supplement the ranking of the guarantee with respect to our capital stock and other liabilities, including other guarantees.

The guarantee will be deposited with the guarantee trustee to be held for the benefit of the holders of the trust preferred securities. The guarantee trustee will have the right to enforce the guarantee on the holders’ behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by RC Trust will have the right to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable guarantee trustee; or

•	exercising any trust or other power conferred upon that guarantee trustee under the guarantee.

The guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against us to enforce the payment rights under the guarantee, without first instituting a legal proceeding against RC Trust or any other person or entity.

If the guarantee trustee fails to enforce the guarantee or we fail to make a guarantee payment, a holder of the trust preferred securities may institute a legal proceeding directly against us to enforce the holder’s rights under that guarantee without first instituting a legal proceeding against RC Trust, the guarantee trustee or any other person or entity.

Periodic Reports Under Guarantee

We will be required to provide annually to the guarantee trustee a statement as to our performance of our obligations and our compliance with all conditions under the guarantee.

Duties of Guarantee Trustee

The guarantee trustee normally will perform only those duties specifically set forth in the guarantee. The guarantee will not contain any implied covenants. If a default occurs on the guarantee, the guarantee trustee will be required to use the same degree of care and skill in the exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the trust preferred securities only if the guarantee trustee is offered security and indemnity satisfactory to it.

RELATIONSHIP AMONG THE DEBT SECURITIES, THE TRUST PREFERRED SECURITIES

AND THE TRUST PREFERRED SECURITIES GUARANTEE

To the extent set forth in the guarantee and to the extent funds are available, we will irrevocably guarantee the payment of distributions and other amounts due on the trust preferred securities. If and to the extent we do not make payments on the debt securities to the property trustee, RC Trust will not have sufficient funds to pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover any payment of distributions or other amounts due on the trust preferred securities unless RC Trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust preferred securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the debt securities, the associated indenture, RC Trust’s declaration of trust and our related guarantee will provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of RC Trust’s payment obligations under the trust preferred securities.

Sufficiency of Payments

As long as payments of interest and other amounts are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the trust preferred securities because of the following factors:

•	the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities;

•	the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

•	we, as issuer of the debt securities, will pay, and RC Trust will not be obligated to pay, directly or indirectly, any costs, expenses, debts and obligations of RC Trust, other than with respect to the trust preferred securities; and

•	the declaration of trust will further provide that RC Trust will not engage in any activity that is not consistent with the limited purposes of RC Trust.

Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the guarantee.

Enforcement Rights of Holders of Preferred Securities

The declaration of trust provides that if we fail to make interest or other payments on the debt securities when due, taking account of any extension period, the holders of the trust preferred securities may direct the property trustee to enforce its rights under the applicable indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the indenture without first instituting any legal proceeding against RC Trust, the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the debt securities on the date such interest, premium or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment of such holder’s pro rata share. If a holder brings such a direct action, we will be entitled to that holder’s rights under RC Trust’s declaration of trust to the extent of any payment made by us to that holder.

If we fail to make payments under the guarantee, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

Limited Purpose of Trust

The trust preferred securities evidence undivided beneficial ownership interests in the assets of RC Trust, and RC Trust exists for the sole purpose of issuing and selling the trust preferred and trust common securities and using the proceeds to purchase our debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of our debt securities is that a holder of our debt securities is entitled to receive from us the principal amount of, and interest accrued on, the debt securities held, while a holder of trust preferred securities is entitled to receive distributions and other payments from RC Trust, or from us under the guarantee, only if, and to the extent, RC Trust has funds available for the payment of such distributions and other payments.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution of RC Trust involving the redemption or repayment of the debt securities, the holders of the trust preferred securities will be entitled to receive, out of assets held by RC Trust, subject to the rights of creditors of RC Trust, if any, the liquidation distribution in cash. Because we are the guarantor under the guarantee and, as issuer of the debt securities, we have agreed to pay for all costs, expenses and liabilities of RC Trust other than RC Trust’s obligations to the holders of the trust preferred securities, the positions of a holder of trust preferred securities and a holder of debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of us would be substantially the same.

DESCRIPTION OF CERTAIN PROVISIONS OF DELAWARE LAW

AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

We are organized as a Delaware corporation. The following is a summary of our restated certificate of incorporation and amended and restated by-laws and certain provisions of Delaware law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire restated certificate of incorporation and amended and restated by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find More Information,” or refer to the provisions of Delaware law.

Advance Notice of Nominations

Our amended and restated by-laws contain provisions requiring that you deliver advance notice of any business that you intend to raise at an annual meeting of stockholders and provides for procedures to be followed if you wish to nominate a person to be elected as a director. To be timely, you must give written notice to our Secretary within the 30-day period beginning on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the next annual meeting is more than 30 days before, or more than 60 days after, the first anniversary of the preceding year’s annual meeting, you must deliver notice to our Secretary within the period beginning on the 120th day prior to the meeting and ending 30 days later, or, if later, the 10th day after our public announcement of the meeting date. In addition, if we plan to increase the size of our Board, and we do not announce all of the nominees for election, or the fact that the size of our Board will be increased, at least 100 days before the first anniversary of the preceding year’s annual meeting, you will have 10 days following the date of our public announcement to give notice of your nomination to our Secretary.

The notice must provide information about you and the business to be brought before the meeting. You should review our amended and restated by-laws for more information. For our 2002 annual stockholders’ meeting, the first anniversary of the previous year’s meeting will be April 25, 2002.

Classification of Directors

Our restated certificate of incorporation provides that, except as otherwise required by specific provisions of the restated certificate of incorporation relating to the rights of holders of any class or series of preferred stock to elect additional directors under specified circumstances, the number of our directors may be fixed from time to time by a resolution adopted by a majority of our Board but must not be less than three. Our Board is classified into three classes, as nearly equal in size as possible. Each class holds office until the third succeeding anniversary of the annual stockholders’ meeting electing that class. A director may be removed only for cause by the vote of our common stockholders, subject to the rights of any series of preferred stock outstanding.

No Action by Written Consent; Special Meeting

Our restated certificate of incorporation provides that stockholders may not act by written consent in lieu of an annual or a special meeting. Except as otherwise required by law and subject to the rights of holders of any class or series of preferred stock, special meetings of the stockholders may only be called by our Chairman of the Board or by our Board pursuant to a resolution that indicates the purpose of the meeting, which is approved by a majority of our directors, assuming, for this purpose, that there were no vacancies. No business other than that stated in the notice may be transacted at any special meeting of stockholders.

According to our amended and restated by-laws, if we call a special meeting to elect directors to our Board, you may nominate individuals for election if you deliver notice to our Secretary during the period beginning on the 120th day before the special meeting and ending 30 days later, or, if later, the 10th day after our public announcement of the meeting.

Limitation on Directors’ Liability

Our restated certificate of incorporation provides, as authorized by law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision may be to reduce the likelihood of derivative litigation against directors for breach of their duty of care, even though the action, if successful, might otherwise have benefited us and our stockholders.

Stockholder Rights Plan

We have in place a stockholder rights plan. Each share of common stock issued hereunder will be issued together with one right under the stockholder rights plan. You should refer to the rights agreement, dated as of December 15, 1997, by and between us and American Stock Transfer & Trust Company, as rights agent, as amended, for a more detailed description of the stockholder rights plan. A copy of the rights agreement, as amended, is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The rights trade automatically with shares of our common stock and become exercisable only under the circumstances described below. The rights are designed to protect our interests and the interests of our stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirors to negotiate with our Board before attempting a takeover and to provide our Board with leverage in negotiating the terms of any proposed takeover on behalf of all stockholders. The rights may have anti-takeover effects. The rights should not, however, interfere with any merger or other business combination that our Board approves.

The rights do not become exercisable until triggering events occur. They expire on December 15, 2007, but we may extend this date or redeem the rights earlier. Before a right is exercised, the right does not confer any right to vote or receive dividends. The rights entitle you to purchase from us one one-hundredth of a share of our Series B Junior Participating preferred stock for $250, subject to adjustment, upon the earlier of the following occurrences:

•	10 days after the public announcement that an individual or group — the “acquiror” — has acquired 15% or more of our common stock, or the total voting power in the election of our directors; or

•	10 business days, or later if our Board elects, after the commencement or announcement by an individual or group — the “acquiror” — of an intention to make a tender offer or exchange offer that would result in the acquisition of 15% or more of our common stock, or the total voting power in the election of our directors.

Once the acquiror acquires 15% or more of our common stock, each holder of a right other than the acquiror, whose rights will automatically become void, will thereafter have the right to purchase, in lieu of purchasing shares of our Series B Junior Participating preferred stock as explained above, shares of our common stock at a 50% discount to market price. If we are thereafter acquired in a merger or other business combination, or 50% or more of our assets or earning power are sold, each holder of a right will have the right to purchase shares of common stock of the acquiring company at a 50% discount to market price. Our Board will have the option, however, before the acquiror obtains 50% or more of our outstanding shares of common stock, to exchange rights of holders, other than the acquiror, for shares of our Series B Junior Participating preferred stock, at a rate of 100 rights per share, subject to adjustment.

We may redeem the rights at any time before they are triggered at a price of $0.01 per right. Our Board may also designate the effective time of the redemption as well as the applicable conditions. If we redeem your rights, you will be entitled to receive $0.01 for each right you hold, but you will not have any further entitlements with respect to these rights.

Section 203 of The Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•	either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder is approved by our Board prior to the time the interested stockholder becomes an interested stockholder;

•	the interested stockholder owns at least 85% of our voting stock, other than stock held by directors who are also officers or by qualified employee stock plans, upon consummation of the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of our Board and by the affirmative vote of 66% of the outstanding voting stock that is not owned by the interested stockholder.

In general, the prohibitions do not apply to business combinations with persons who were interested stockholders prior to the corporation becoming subject to Section 203.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. The trading symbol for our common stock on these exchanges is “RTN.”

Transfer Agent and Rights Agent

American Stock Transfer & Trust Company is the Transfer Agent for our common stock and the Rights Agent for the rights.

PLAN OF DISTRIBUTION

We and RC Trust may sell the securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale of any of these securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we and RC Trust offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we and RC Trust sell these securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, neither we nor RC Trust can assure you of the liquidity of, or continued trading markets for, any securities that we and RC Trust offer.

If dealers are used in the sale of securities, we and RC Trust will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We and RC Trust may sell the securities directly, and not through underwriters or agents. We and RC Trust may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We and RC Trust may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we and RC Trust may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or RC Trust at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

VALIDITY OF THE OFFERED SECURITIES

Neal E. Minahan, Esq., Senior Vice President and General Counsel of Raytheon, will pass upon the validity of our debt securities, common stock, preferred stock, warrants, guarantees, stock purchase contracts and stock purchase units. As of the date of this prospectus, Neal E. Minahan, Esq. holds 18,000 shares of common stock and options to acquire an additional 160,050 shares of common stock.

The validity of the trust preferred securities to be issued by RC Trust, and the enforceability of its declaration of trust and the creation of RC Trust, will be passed upon by Richards, Layton and Finger, P.A., Wilmington, Delaware.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Current Report on Form 8-K of Raytheon Company dated June 28, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the SEC’s public reference section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the worldwide web site (http://www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. Our common stock, $0.01 par value per share, is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, where reports, proxy statements and other information concerning Raytheon Company can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

We incorporate by reference the following documents filed by us:

•	our Annual Reports on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2001, File No. 1-13699, filed with the SEC on March 19, 2002 and June 28, 2002, respectively;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, File No. 1-13699, filed with the SEC on April 24, 2002;

•	our Current Report on Form 8-K filed with the SEC on June 28, 2002; and

•	our registration statements on Form 8-A and Form 8-A/A filed with the SEC on December 17, 1997, May 1, 2001 and April 5, 2002, respectively.

In addition to the documents listed above, we incorporate by reference any future filings made by us, including filings made prior to the effectiveness of this registration statement, with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until our offering of the securities made by this prospectus is completed or terminated.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, excluding exhibits other than those to which we specifically refer. Such written requests should be addressed to:

Secretary, Raytheon Company

141 Spring Street

Lexington, Massachusetts 02421

You may direct telephone requests to our Secretary at (781) 862-6600.